Exhibit (c)(6)
Project Swingset Presentation to the Special Committee Strictly Private and Confidential Goldman, Sachs & Co. 13-January-2008

Table of Contents I. Financing Overview II. Business Plan III. Trading Review IV. Financial Analysis Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax struct ure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

I.Financing Overview

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Overview of Basic Capital Structure and Financing Terms

Illustrative Capital Structure

	Amount	Cost of Debt	% of Total Debt	x LTM EBITDA	x LTM EBITDAR
Target Existing Cash	$6.9		0.9%	0.1 x	1.4 x
Term Loan L+375	357.7	8.37%	46.2%	3.3 x	3.9 x
Mezzanine Debt	300.0	11.50%	38.7%	6.0 x	6.0 x
HoldCo PIK	110.0	13.00%	14.2%	7.0 x	6.8 x
Total Debt	**$774.6**		**100.0%**	**7.0 x**	**6.8 x**

Selected Conditions Precedent (Incomplete Summary)

- Concurrent transactions (equity and debt and mezzanine contributions)
- Business MAC (including the existence of any material adverse claims in the aggregate)
- Satisfactory completion of documentation
- Assignment of credit ratings by Moody's and S&P
- Company commitment to facilitate the syndication of the debt financings prior to funding
- No default under Loan Documents

Summary of Selected Terms

Mezzanine Debt

- Total notes of $410 million
  - $300m cash-pay / $110m non-cash interest (5 years)
  - Flexibility to adjust size depending on size of senior credit facilities
- Indicative Pricing
  - OpCo notes 11.5% (with flex)
  - HoldCo notes 13.0% (with flex)

Senior Credit Facilities

- Total facilities of $440 million
  - Revolver $75 million
  - Term Loan B $365 million
- Indicative Pricing
  - Revolver: L + 375 bps
  - Term Loan B: L + 375 bps @ OID of 98 if rated B2/B; L + 425 bps @ OID of 98 if rated lower

Other

- Standard and customary covenants to include minimum interest, maximum senior or total leverage, maximum capital expenditures
- Cap on leverage at 6.87x total leverage at closing[1]
- Redemption at 101% in change of control and according to a grid for voluntary redemption

Assumed Ratings

- Corporate Rating : B2/B
- Senior Secured Facilities : Ba3/BB-

Note: The above key terms are an incomplete summary and should be read in conjunction with the financing commitment letters provided to the Special Committee. Pricing assumes no flex for senior debt.

[1] Based on financing commitment letters, assuming pro-forma EBITDA calculation of Bain and advisers. LTM EBITDA shown above is based on management estimated actual Q1 2008 EBITDA.

Financing Overview 4

II.Business Plan

Management Business Plan ($ in millions) Source:

Management Business Plan vs. Broker Forecasts Comparison of Estimates Before and After Q3 Results Source:

Financial Outlook in Context of Long-Term Performance Growth and Margin Revenue Growth (Reported and Management Business Plan)EBITDA Margin (Before Equity Expense)Source: Projections for 2007 — 2012E based on Management business plan; historical figures based on Wall Street Research. Note: 2006 and 2007 includes impact of closure of centers in Ireland and UAW/Ford related closures.

III.Trading Review

Bright Horizons Recent Share Price Performance Past 1-Year YTD Stock Price PerformanceResearch Analyst Consensus EPS (Median)Pre-Announcement Post-Announcement Research Analyst Consensus EBITDA (Median) Pre-Announcement Post-Announcement

Bright Horizons Share Price in Context Historical Stock Price Performance (Past 5 Years Source)

Long-Term Perspective on Trading Multiples EV / LTM EBITDA and FY1 P/E Source EV / LTM EBITDA MultipleFY1 P/E Multiple

IV.Financial Analysis

1. Illustrative Public Market Analysis — Discounted Prices Based on Forward P/E Multiples Note Present Value of Future Share PricePresent Value of Future Share PriceBased on IBES Median Estimates Based on Management Projections

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2. Illustrative Leveraged Recapitalization Analysis

Share Repurchase End of Q1 2008 – Impact on FY2009 Management Estimates

$ in millions, except per share data

Size of Buyback ($mm)


$100
$150
$200
$250
$300
$350

% of Shares Outstanding	11.1%	15.5%	20.6%	25.2%	29.5%	33.7%
Credit Impact						
Indicative Rating	Ba2 / BB	Ba2 / BB	Ba3 / BB-	Ba3 / BB-	B1 / B+	B1 / B+
Debt / EBITDA[1]	1.00x	1.45x	1.91x	2.36x	2.81x	3.27x
Adj. Debt / EBITDAR[1]	2.14x	2.49x	2.84x	3.19x	3.54x	3.89x
Weighted Average Cost of Debt	7.25%	7.50%	7.63%	8.00%	8.25%	8.50%
Earnings Impact (FY2009)						
PF FY2009Net Income	$61	$58	$56	$53	$50	$47
PF FY2009EPS	$2.57	$2.59	$2.64	$2.66	$2.67	$2.66
FY2009EPS Accretion	5.7%	6.7%	8.8%	9.5%	9.9%	9.6%
PF Value to Shareholders Based on Current Forward IBES P/E[2,3]	**$37.05**	**$37.52**	**$37.99**	**$38.21**	**$38.43**	**$38.55**
PF Value to Shareholders Based on LTM Average Forward P/E[1]	**$43.81**	**$44.01**	**$44.21**	**$44.11**	**$44.01**	**$43.78**

Source: Management business plan dated 24-Oct-2007

Note: Assumes 26.3mm basic shares outstanding and 1.8mm options at a weighted average strike price of $22.32 . Assumes transaction occurs at the end of March 2008 and is fully financed by issuance of incremental debt

Note: Assumes share buyback price of $32.79 per share. Shares are repurchased at 0% premium for $100m, at 7.5% premium for $150m scenario, at 7.5% premium for $200m, at 10.0% premium for $250m, at 12.5% premium for $300m, and at 15.0% premium for $350m buyback scenario

[1] Based on LTM Q1 2008E EBITDA of $110.2mm and rent of $32.8mm (capitalized per moody's 6x methodology).

[2] Pro forma value to shareholders calculated by multiplying the % of shares repurchased by the repurchase price and adding that to the percentage of shares remaining multiplied by the pro forma P/E based share price.

[3] Current FY 2009 (forward) P/E of 14.6x calculated based on Bright Horizon's share price on 11-Jan-2008 divided by the respective IBES (forward) EPS estimates.

Financial Analysis 15

3. Illustrative LBO Analysis Equity Returns at Various Prices ($ in millions, except per share data) Note: LTM EBITDA of $110.2m (pre equity expense) and $105.4m (post equity expense) per management estimates of projected closing date (Q1 2008).

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4. Illustrative Private Market Analysis

Selected M&A Transactions

$ in millions


EV / LTM EBITDA Multiples
16.5 x
15.7 x
12.4 x
10.7 x
10.2x
6.8 x
NA[1]
Transaction Multiple at Offer Price 12.5 x

Date	Jan-07	Mar-03	Mar-03	Sep-06	Dec-06	Nov-04	Dec-06
Target	**Laureate Inc.**	**Whitman Education Group**	**Ross University**	**Educate Inc.**	**La Petite Academy**	**Kindercare Learning Centers**	**Busy Bees Childcare**
Acquiror	KKR, Citigroup, Private Equity, SAC Capital and Sterling Capital Partners	Career Education	DeVry	Sterling Capital Partners, Citigroup, Private Equity	ABC Learning	Knowledge Universe	ABC Learning
EV ($mm)	$3,815.0	$267.8	$310.0	$534.0	$330.0	$973.3	$108.9
Target Business	▪ Post-secondary education provider in Europe and Latin America and online post-secondary education in the U.S.	▪ Provider of career oriented post secondary education	▪ Provider of medical and veterinary education	▪ Provider of tutorial and other supplemental education services to pre-kindergarten through twelfth grade students	▪ Provider of center-based education services and childcare to children between 6 weeks and 12 years	▪ Private provider of early childhood education and care in the United States	▪ Provider of childcare services and infant care nurseries to the employees of public and private sector companies

Note: Indicated purchase price multiple is pre-equity expense. Multiple post equity expense is 12.0x

Note: Laureate taken from publicly available information, Whitman Education taken from acquiror 8K and other public filings, Ross University taken acquiror 8K, Kindercare taken from 8K and other public filings, Educate taken from proxy, Busy Bees Childcare and La Petite Academy from acquiror investor presentation and public filings

[1] *Busy Bees Childcare synergy and lease adjusted EV / LTM EBITDA multiple disclosed by acquiror to be 3.6x using a disclosed rent adjusted FY08 EBITDA of £9.5 (Other disclosure: EV of £71m, cash of £15m, property £22m).*

Financial Analysis 17

4. Illustrative Private Market Analysis Premia Paid in All Cash Deals vs. Premium of 38% for Bright HorizonsSource Last Four Years — 1 Month Prior 2004200520062007

5. Illustrative DCF Analysis Financial Sensitivities $ in millions, except per share data

5. Illustrative DCF Analysis Business Sensitivities $ in millions, except per share data